Sub-Item 77Q2

Nuveen California Dividend
Advantage Municipal Fund 3
333-58712, 811-10347

Based on a review of the SEC Forms 3, 4 and 5 furnished to the Fund, the Fund believes that all Section 16(a) filing requirements applicable to the Fund's officers and directors, investment adviser and affiliated persons of the investment adviser were complied with, except that the initial affiliation reports on behalf of the directors and officers listed below were filed late
(April 17, 2002).

There are no greater than ten-percent
shareholders of the Fund.

DIRECTORS:

Robert P. Bremner
Lawrence H. Brown
Anne E. Impellizzeri
Peter R. Sawers
William J. Schneider
Timothy R. Schwertfeger
Judith M. Stockdale

OFFICERS:

Peter H. D'Arrigo
Paul L. Brennan
Michael S. Davern
Lorna C. Ferguson
William M. Fitzgerald
Stephen D. Foy
J. Thomas Futrell
Richard A. Huber
Steven J. Krupa
David Lamb
Larry W. Martin
Edward F. Neild, IV
Thomas J. O'Shaughnessy
Thomas C. Spalding, Jr.
Gifford R. Zimmerman